EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY PROVIDES UPDATE ON HAYNESVILLE SHALE PROGRAM

DENVER, April 6, 2009 – St. Mary Land & Exploration Company (NYSE: SM) announces that the Company’s first operated Haynesville shale well, the Johnson Trust 1-2 (SM 90% WI), was recently completed and turned to sales.  The well, located in the Spider Field in central De Soto Parish, Louisiana, had a total measured depth of 15,100 feet, and was completed with a 10 stage hydraulic fracture treatment over the 3,400 foot lateral.

The 24 hour production rate from the well reported to the State of Louisiana was 4.1 MMcf of gas and 525 Bbls of load water at a flowing casing pressure of 3,150 psi on an 18/64th inch choke.  Although this outcome is within the range of reported Haynesville results, the tested gas rate was lower than other wells in the vicinity.  The Company believes that the well may have been damaged during drilling or completion and is working with its service providers to better understand the well’s performance.

St. Mary has 10,000 net acres with potential for the Haynesville Shale in Louisiana, 4,200 of which are located in the Spider Field.  The remaining 40,000 net acres of the Company’s total 50,000 net acres are located in East Texas.  St. Mary’s second Haynesville well has commenced drilling in northern San Augustine County, Texas.  After coring the Haynesville section, this well will be drilled down to the deeper Cotton Valley Lime formation for evaluation purposes.   St. Mary currently expects to complete the well as a vertical Haynesville test.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS
This release contains forward looking statements within the meaning of securities laws.  The words “believes” and “expects” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, uncertainties inherent in projecting future rates of production from drilling activities, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2008 Annual Report on Form 10-K filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.